UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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Merit Medical Systems, Inc.
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1600 West Merit Parkway South Jordan, UT 84095
Amendment No. 1 (dated April 23, 2018) to Proxy Statement (dated April 13, 2018) for the 2018 Annual Meeting of Stockholders to be held on May 24, 2018 at 3 pm (local time)

Boardommendation

The underlined disclosure below supplements the definitive proxy statement filed by Merit Medical Systems, Inc. (Merit or the Company) with the Securities and Exchange Commission (the SEC) on April 13, 2018 (the Proxy Statement) in connection with the solicitation of proxies by the Company’s board of directors for the above-referenced Annual Meeting of Stockholders and any adjournment or postponement thereof (the Annual Meeting). This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. Terms used in this amendment (this Amendment) and not otherwise defined herein have the meanings given to them in the Proxy Statement.

Proposal No. 4 seeks shareholder approval for the adoption of the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan (the 2018 Incentive Plan). The supplemental disclosure set forth in this Amendment is intended to bring together in one place information regarding the approximate number of eligible participants in the 2018 Incentive Plan, most of which is disclosed elsewhere in our
Board Recommendation
The Board unanimously recommends a vote FOR approval of the 2018 Incentive Plan.

Proxy Statement or in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. Although we believe the supplemental disclosure is generally known by, and available to, our stockholders, we hope that consolidating such information will assist our shareholders as they consider Proposal No. 4.

Other information in respect of the purpose, material features, and terms of the 2018 Incentive Plan, the classes of persons eligible to participate in the 2018 Incentive Plan, and the basis of participation of such persons is disclosed in our Proxy Statement, including (a) under the heading “Proposal No. 4 – Approve the Company’s New Long-Term Incentive Plan” and (b) in the text of the 2018 Incentive Plan included as Exhibit 2 to the Proxy Statement.

Supplemental Disclosure Concerning Proposal 4 to Approve the 2018 Incentive Plan

The third paragraph under “Proposal No. 4 - Approve the Company’s New Long-Term Incentive Plan-2018 Incentive Plan Summary” is amended by adding the underlined language below:

Eligibility. Directors, employees, consultants and advisors of the Company and our subsidiaries will be eligible to receive awards under the 2018 Incentive Plan to the extent designated by the Compensation Committee or its delegate(s). The Compensation Committee has not yet determined who will receive awards under the 2018 Incentive Plan; however, future grants consistent with the Company’s historical equity-based compensation practices are likely.

As of December 31, 2017, the Company had (a) nine directors (one of whom is also an employee), (b) 4,876 employees (including all of our executive officers), and (c) approximately 160 consultants and advisors (who, per the definition of “Consultants” in Exhibit 2 to the Proxy Statement, constitute a single class of eligible participants for purposes of the 2018 Incentive Plan). The number of eligible directors, employees, and consultants and advisors (each of which may be selected for participation in the discretion of the Compensation Committee or its delegate(s) to achieve the purposes of the 2018 Incentive Plan), has not changed materially since December 31, 2017 but is expected to vary over time. During the year ended December 31, 2017, the Compensation Committee approved awards under our 2006 Incentive Plan to all nine directors (one of whom is also an employee), less than three percent of our total employees (including all five of our NEOs) and no consultants or advisors.

Additional Information
Proxies or votes submitted before the date of this Amendment remain valid and effective. Shareholders of record as of March 28, 2018 who have completed a proxy or voted and would like to change their vote or revoke their proxy before its exercise at the Annual Meeting may do so as described on page 59 of the Proxy Statement (see “Proxies-Revocation of Proxies”). Beneficial owners of shares held in street name who wish to change their vote should check with their broker or other nominee.

Written requests for additional information should be directed to:
Merit Medical Systems, Inc. Attn: Brian G. Lloyd 1600 West Merit Parkway South Jordan, Utah 84095

requests for additional information should be directed to:

* * * * *

This Amendment is being filed with the SEC on, and first released to shareholders on or about, April 23, 2018 and should be read together with the Proxy Statement. The information contained in this Amendment modifies or supersedes any inconsistent information contained in the Proxy Statement. No other changes have been made to the Proxy Statement or to the matters to be considered at the Annual Meeting.